Exhibit 99.1

FOR IMMEDIATE RELEASE July 21, 2010

StanCorp Financial Group, Inc. Reports Second Quarter 2010 Earnings

PORTLAND, Ore. — July 21, 2010 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the second quarter of 2010 of $41.1 million, or $0.87 per diluted share, compared to net income for the second quarter of 2009 of $56.3 million, or $1.15 per diluted share. After-tax net capital losses were $8.1 million for the second quarter of 2010, compared to after-tax net capital losses of $2.9 million for the second quarter of 2009.

Net income excluding after-tax net capital gains and losses was $1.04 per diluted share for the second quarter of 2010, compared to $1.29 per diluted share for the second quarter of 2009. Results for the second quarter of 2009 also excluded after-tax costs of $3.9 million for operating expense reduction initiatives (see discussion of non-GAAP financial measures below). Results for the second quarter of 2010 reflected comparatively less favorable claims experience in the Company’s group insurance business, partially offset by comparatively favorable earnings in the Asset Management segment.

“We saw volatile disability claims experience over this most recent quarter, a period that is very short when compared with the long-term perspective with which we manage our business,” said Greg Ness, president and chief executive officer. “Although the challenging economic conditions continue to impact our customers and the growth of our existing business, we are pleased with the continued strength of our group insurance product sales and with the performance of our Asset Management segment, which provides diversification.”

Year-to-Date

Net income for the first six months of 2010 was $90.8 million, or $1.91 per diluted share, compared to net income of $89.0 million, or $1.81 per diluted share for the first six months of 2009. After-tax net capital losses for the first six months of 2010 were $12.5 million, compared to after-tax net capital losses of $20.2 million for the first six months of 2009.

Net income excluding after-tax net capital gains and losses for the first six months of 2010 was $2.17 per diluted share, compared to $2.42 per diluted share for the first six months of 2009. Results for the first six months of 2009 also excluded after-tax costs of $9.3 million for operating expense reduction initiatives. The decrease was primarily due to less favorable claims experience in the Insurance Services segment that was partially offset by increased earnings in the Asset Management segment and the effect of the 1.5 million share reduction in diluted weighted-average shares outstanding.

2010 Outlook

At the beginning of the year, the Company provided guidance that it expected to achieve an annual return on equity, excluding after-tax net capital gains and losses from income and accumulated other comprehensive income from equity, toward the lower end of its long-term target range of 14% to 15%. While the Company still believes that 14% to 15% represents a good long-term target range, the Company expects that it is unlikely to reach this range in 2010. Factors that contributed to this conclusion include unfavorable claims experience in the second quarter and the continuing low interest rate environment.

The Company did not update the other factors of its annual guidance.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $68.7 million for the second quarter of 2010, compared to $100.9 million for the second quarter of 2009. The decrease in income before income taxes was primarily due to unfavorable claims experience in the Company’s long term disability business.

Premiums for the Insurance Services segment increased 1.4% to $523.6 million for the second quarter of 2010, compared to $516.2 million for the second quarter of 2009. Group insurance premiums for the second quarter of 2010 were $483.2 million, a 1.3% increase compared to the second quarter of 2009, primarily reflecting a favorable variance in experience rated refunds. Experience rated policies provide additional premiums paid by certain customers when claims experience is less favorable and premium refunds when claims experience is more favorable. Experience rated refunds added $4.6 million to premiums for the second quarter of 2010 and reduced premiums by $7.2 million for the second quarter of 2009. Excluding the effects of experience rated adjustments, premiums decreased 1.2% for the second quarter of 2010 compared to the second quarter of 2009. The decrease in group insurance premiums reflected the ongoing effects of challenging economic conditions on wage rates and job growth, which affect the growth of the Company’s existing customer base. Premiums for individual disability insurance for the second quarter of 2010 were $40.4 million, compared to $39.0 million for the second quarter of 2009.

Sales for the group insurance business, reported as annualized new premiums, were $42.6 million and $35.0 million for the second quarters of 2010 and 2009, respectively. The increase in sales for the second quarter of 2010 compared to the second quarter of 2009 reflected continued interest in the Company’s product and service enhancements.

The benefit ratio for group insurance for the second quarter of 2010 was 79.9%, compared to 74.2% for the second quarter of 2009. Elevated long term disability incidence rates in the education and manufacturing sectors contributed to the increase in the benefit ratio for the group insurance business. The increase in incidence rates was related to contracts sold in prior years and was not concentrated in any particular sales year. Claims experience within other industry sectors of the Company’s long term disability business was within the Company’s expected range. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used in the second quarter of 2010 for newly established long term disability claim reserves was unchanged from the first quarter of 2010 at 5.00%. This represents a 25 basis point decrease compared to 5.25% used for the second quarter of 2009. A 25 basis point reduction in the discount rate has a corresponding reduction in comparable quarterly pre-tax income of approximately $2 million.

The benefit ratio for individual disability insurance was 66.1% for the second quarter of 2010, compared to 50.0% for the second quarter of 2009. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $13.2 million for the second quarter of 2010, compared to $7.7 million for the second quarter of 2009, primarily reflecting an increase in administrative fee revenues from its retirement plans business, in addition to lower operating expenses.

Assets under administration for the Asset Management segment decreased 2.2% to $19.99 billion at June 30, 2010 compared to $20.44 billion at June 30, 2009. Average assets under administration increased 5.5% to $20.82 billion for the second quarter of 2010, compared to $19.74 billion for the second quarter of 2009. Assets under administration include retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors.

StanCorp Mortgage Investors originated $200.7 million and $283.2 million of commercial mortgage loans in the second quarters of 2010 and 2009, respectively. Second quarter 2010 loan originations increased from $140.6 million originated in the first quarter of 2010. While purchase and sale activity remains low, demand for new loans is slowly picking up with increased refinance activity.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, interest on debt, unallocated expenses including operating expense reduction initiatives in 2009, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $20.8 million for the second quarter of 2010, compared to a loss before income taxes of $23.5 million for the second quarter of 2009.

Net capital losses for the second quarter of 2010 were $12.9 million, compared to net capital losses of $4.5 million for the second quarter of 2009. Net capital losses for the second quarter of 2010 were primarily related to the acceptance of deeds in lieu of foreclosure on commercial mortgage loans related to a single borrower, which was previously disclosed. These capital losses were partially offset by net capital gains on the sale of certain fixed maturity securities. Net capital losses for the second quarter of 2009 were primarily related to an increase in the mortgage loan loss reserve that was partially offset by net gains on the sale of certain fixed maturity securities.

Fixed Maturity Securities and Commercial Mortgage Loans

At June 30, 2010, the Company’s investment portfolio consisted of approximately 58% fixed maturity securities, 40% commercial mortgage loans, and 2% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at June 30, 2010.

At June 30, 2010, commercial mortgage loans in the Company’s investment portfolio totaled $4.31 billion on approximately 5,600 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 65%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.41% and 0.42% of the portfolio balance at June 30, 2010 and 2009, respectively. The Company does not have any direct exposure to sub-prime, alt-A mortgages or CMBS in its investment portfolio.

Capital and Book Value

The Company’s available capital was approximately $210 million at June 30, 2010. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest on debt and dividends to shareholders.

The Company’s book value per share grew 25.1% from $32.55 at June 30, 2009, to $40.72 at June 30, 2010. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 10.2% from $33.28 at June 30, 2009, to $36.66 at June 30, 2010.

Share Repurchases

Diluted weighted-average shares outstanding for the second quarters of 2010 and 2009 were 47.5 million and 49.1 million, respectively. For the second quarter of 2010, the Company repurchased approximately 0.5 million shares at a total cost of $22.2 million, which resulted in a volume weighted-average price of $43.11 per share. At June 30, 2010, the Company had approximately 3.3 million shares remaining under its repurchase authorizations, which expire on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax costs related to the 2009 operating expense reduction initiatives, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because costs related to operating expense reduction initiatives and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.0 million customers nationwide as of June 30, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on July 22, 2010, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s second quarter 2010 results.

To listen to the live webcast of this conference call, log on to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 10, 2010.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 81821733. The replay will be available through July 30, 2010.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income taxes or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowances.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Amounts in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$523.6	$516.2	$1,030.0	$1,059.1
Asset Management	9.3	9.5	10.4	11.6

Total premiums	532.9	525.7	1,040.4	1,070.7

Administrative fees:
Insurance Services	2.3	2.0	4.3	4.0
Asset Management	30.6	28.6	60.5	54.1
Other	(3.6)	(3.5)	(7.2)	(6.8)

Total administrative fees	29.3	27.1	57.6	51.3

Net investment income:
Insurance Services	83.7	84.6	167.7	167.5
Asset Management	54.0	58.1	115.3	112.6
Other	4.2	2.7	8.8	8.8

Total net investment income	141.9	145.4	291.8	288.9
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities	(0.1)	(0.1)	(0.1)	(3.4)
All other net capital losses	(12.8)	(4.4)	(19.8)	(27.8)

Total net capital losses	(12.9)	(4.5)	(19.9)	(31.2)

Total revenues	691.2	693.7	1,369.9	1,379.7

Benefits and expenses:
Benefits to policyholders	424.4	384.8	806.8	797.3
Interest credited	32.9	35.9	72.5	69.9
Operating expenses	111.5	122.4	226.3	248.6
Commissions and bonuses	48.2	48.8	103.1	103.4
Premium taxes	8.6	9.1	17.7	17.4
Interest expense	9.8	9.8	19.5	19.7
Net increase in deferred acquisition costs, value of business acquired and intangibles	(5.3)	(2.2)	(12.9)	(10.8)

Total benefits and expenses	630.1	608.6	1,233.0	1,245.5

Income (loss) before income taxes:
Insurance Services	68.7	100.9	147.3	186.9
Asset Management	13.2	7.7	25.4	12.2
Other	(20.8)	(23.5)	(35.8)	(64.9)

Total income before income taxes	61.1	85.1	136.9	134.2
Income taxes	20.0	28.8	46.1	45.2

Net income	41.1	56.3	90.8	89.0

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized capital gains on available-for-sale securities, net	86.8	124.3	125.9	107.6
Reclassification adjustment for net capital (gains) losses included in net income, net	(3.0)	(2.0)	(5.6)	13.9
Employee benefit plans:
Prior service cost and net losses arising during the period, net	—	—	(2.5)	(3.9)
Reclassification adjustment for amortization to net periodic pension cost, net	0.9	1.6	1.8	2.7

Other comprehensive income	84.7	123.9	119.6	120.3

Comprehensive income	$125.8	$180.2	$210.4	$209.3

Net income per common share:
Basic	$0.87	$1.15	$1.92	$1.82
Diluted	0.87	1.15	1.91	1.81
Weighted-average common shares outstanding:
Basic	47,235,079	49,045,188	47,318,379	49,004,565
Diluted	47,510,976	49,096,913	47,594,916	49,053,610

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2010	December 31, 2009
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,367.5	$6,167.3
Short-term investments	0.8	1.1
Commercial mortgage loans, net	4,313.7	4,284.8
Real estate, net	205.3	113.5
Policy loans	3.1	3.1

Total investments	10,890.4	10,569.8
Cash and cash equivalents	162.8	108.3
Premiums and other receivables	110.9	104.4
Accrued investment income	109.7	108.8
Amounts recoverable from reinsurers	935.0	935.0
Deferred acquisition costs, value of business acquired and intangibles, net	345.7	338.8
Goodwill, net	36.0	36.0
Property and equipment, net	119.3	127.2
Other assets	43.9	66.7
Separate account assets	3,976.1	4,174.5

Total assets	$16,729.8	$16,569.5

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,423.5	$5,368.7
Other policyholder funds	4,470.6	4,337.1
Deferred tax liabilities, net	96.0	30.0
Short-term debt	2.8	2.9
Long-term debt	552.7	553.2
Other liabilities	295.8	367.7
Separate account liabilities	3,976.1	4,174.5

Total liabilities	14,817.5	14,834.1

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 46,959,126 and 47,744,524 shares issued at June 30, 2010 and December 31, 2009, respectively	186.9	220.4
Accumulated other comprehensive income	191.0	71.4
Retained earnings	1,534.4	1,443.6

Total shareholders’ equity	1,912.3	1,735.4

Total liabilities and shareholders’ equity	$16,729.8	$16,569.5

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Amounts in millions – except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	69.5%	64.2%	67.7%	65.1%
Individual Disability Insurance	49.8	37.8	48.1	50.3
Insurance Services segment (including interest credited)	67.7	62.0	65.9	63.6
% of total premiums:
Group Insurance (including interest credited)	79.9%	74.2%	78.0%	75.0%
Individual Disability Insurance	66.1	50.0	63.7	63.3
Insurance Services segment (including interest credited)	78.9	72.4	76.9	73.9

Reconciliation of non-GAAP financial measures:
Net income	$41.1	$56.3	$90.8	$89.0
After-tax operating expense reduction initiatives*	—	(3.9)	—	(9.3)
After-tax net capital losses	(8.1)	(2.9)	(12.5)	(20.2)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital losses	$49.2	$63.1	$103.3	$118.5

Net capital losses	$(12.9)	$(4.5)	$(19.9)	$(31.2)
Tax benefit on net capital losses	(4.8)	(1.6)	(7.4)	(11.0)

After-tax net capital losses	$(8.1)	$(2.9)	$(12.5)	$(20.2)

Diluted earnings per common share:
Net income	$0.87	$1.15	$1.91	$1.81
After-tax operating expense reduction initiatives*	—	(0.08)	—	(0.20)
After-tax net capital losses	(0.17)	(0.06)	(0.26)	(0.41)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital losses	$1.04	$1.29	$2.17	$2.42

Shareholders’ equity			$1,912.3	$1,600.2
Accumulated other comprehensive income (loss)			191.0	(35.9)

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,721.3	$1,636.1

Net income return on average equity			10.0%	11.9%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			10.7	11.2
Net income return on average equity (excluding after-tax operating expense reduction initiatives*, after-tax net capital losses and accumulated other comprehensive income (loss))			12.2	15.0

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$70.2	$105.3	$151.4	$187.5
Net gain from operations after federal income taxes and before net realized capital gains (losses)	54.3	66.2	105.7	124.2

			June 30, 2010	December 31, 2009
			Unaudited
Capital and surplus			$1,204.7	$1,243.2
Asset valuation reserve			93.0	89.7

*	Represents costs incurred in 2009 related to operating expense reduction initiatives